                 DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES

               Calculation of Primary Earnings Per Common Share

                                                                 Exhibit 11.1

                           Six months ended June 30, Three months ended June 30,
                           ------------------------- ---------------------------
                                 1995         1996            1995         1996
                                 ----         ----            ----         ----

Net income                    $1,630,453   $1,063,810      $979,129     $308,981
                              ==========   ==========      ========     ========

Weighted average number of:
  Common shares outstanding    6,830,305    7,310,514     6,856,760    7,361,402
  Dilutive common equivalents     30,502      114,814        28,127      172,626
                              ----------   ----------      --------     --------
Total                          6,860,807    7,425,328     6,884,887    7,534,028
                              ==========   ==========      ========     ========

Earnings per share                 $0.24        $0.14         $0.14        $0.04
                              ==========   ==========      ========     ========

  Earnings per share assuming full dilution are identical to primary earnings per share.